                              [Aspect Letterhead]

                                                                   EXHIBIT 10.59

March 25, 1999


Robert A. Blatt
4262 Newberry Court
Palo Alto, CA  94602

Dear Robert:

This letter is to confirm the agreement between you and Aspect
Telecommunications Corporation ("Aspect" or the "Company") regarding your separation from employment with the Company.

You will resign your position as an officer of the Company effective March 31,
1999.   Commencing on March 31, 1999 and continuing through and until the earlier of: (a) September 30, 1999, or (b) the date you accept full time employment with another company (the "Termination Date"), Aspect shall retain you as a part-time employee (the "Transition Period"). Your title for internal record keeping purposes will be Executive Advisor. During this Transition Period, you will be available to provide services to Aspect as requested, not
to exceed 40 hours a month.   During the Transition Period, Aspect will pay you
a monthly salary of $18,750, less applicable withholdings and any other employee benefits that you are eligible to receive with the following exceptions: after March 31, 1999, you will not be eligible to participate in the accrual of flexible time off hours and the Employee Incentive Plan.

You agree that, except for any compensation, if any, you may have earned during the first quarter of 1999 under the Executive Incentive Plan, the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.


You will receive outplacement services to a maximum amount of $10,000.00 which shall be paid directly to one executive outplacement firm of your choice for services before September 30, 1999.


In consideration for receiving the Transition Period payments and outplacement services described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, and all other laws and regulations relating to employment.

Robert Blatt
03/31/99
Page2
You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

At all times in the future, you will remain bound by Aspect's Proprietary Information and Invention Agreement signed by you, a copy of which is attached hereto as Exhibit A. You further agree that personally, or through your agents, you will not engage in any conduct or communication, whether written or verbal, which is, or could be, injurious to Aspect's business reputation or to the reputation of any officer or director of the Company. Likewise the Company agrees not to engage in any conduct or communications, whether written or verbal , which could be injurious to your personal or professional reputation. The Company agrees that all requests for references on your behalf will be referred to me. You agree that from now and until one year following your Termination Date, you will not solicit, or attempt to solicit any Aspect employee or consultant to cease their relationship with Aspect for any reason.

The Company agrees that at all times in the future, it shall indemnify you for all losses arising out of your discharge of duties with the Company to the full extent required under California Labor Code section 2802.

You may not disclose to others the fact or terms of this letter, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you, and you may also disclose such information to your spouse.

Based on information provided by Aspect's stock administrator, and assuming no stock option exercises from this date until March 31, 1999, you currently hold a combination of Incentive Stock Options and Non-Statutory Stock Options under the Company's 1989 Stock Incentive Plan (the "Plan") for 234,636 shares (the "Options"). It is expected that as of September 30, 1999, 184,633 shares of these options will be vested and 50,003 shares will be unvested. Pursuant to the terms of the existing stock option agreements for your Options and provisions of the Plan to which your Options are subject, your Options will cease vesting on the Termination Date. You will have thirty days from the Termination Date to exercise the Options to the extent vested. All of the other terms, conditions, and limitations applicable to your Options pursuant to the option agreements and the Plan will remain in full force and effect. You also agree that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph.

You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company.

This agreement shall be construed and interpreted in accordance with the laws of California.

Robert Blatt
03/25/99
Page 3


You have up to twenty-one (21) days after receipt of this letter within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have (7) days after you have signed this letter during which time you may revoke this agreement.

If you wish to revoke this agreement, you may do so by delivering a letter of revocation to me and you must also return to me the severance payment made to you pursuant to paragraph 1 above. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ James R. Carreker
---------------------
James R. Carreker
Chairman, President and Chief Executive Officer


My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.

                           /s/ Robert A. Blatt
Dated: March 31, 1999      ______________________________
                              Robert A. Blatt